RHEAL COTE
                        4015 Palm-Aire Drive West, #1002
                             Pompano Beach, FL 33069
                                Tel: 954.973.1920
                                Fax: 954.973.9650




January 24, 2002


HiEnergy Microdevices, Inc.
10 Mauchly Drive
Irvine, CA  92618

Attention: Keith Cowan, President & CEO

Re: Proposed purchase of the stock of HiEnergy Microdevices, Inc.

Dear Mr. Cowan:

This letter is intended to set forth our agreement and intentions with respect to the proposed acquisition by what we term "Newco," a publicly traded corporation listed on the NASD's Over-the-Counter Bulletin Board ("OTC BB") to be named later, of all of the stock (the "Stock) of HiEnergy Microdevices, Inc., a corporation incorporated pursuant to the laws of the State of Delaware (hereinafter referred to as the "Vendor").

In anticipation of the business combination, we have identified and tentatively negotiated for a suitable company qualified as set forth above and that meets the registrant requirements set forth in Section IA of the General Instructions for use of Form S-3 under the United States Federal Securities Act of 1933 (the "Registrant Requirements").

The parties agree that the terms shall be subject to a definitive Agreement and Plan of Reorganization (the "Agreement") between Newco and the Vendor which shall include those provisions customarily found in such an agreement, including without limitation, the following provisions:

     1. Subject to the terms and conditions of the Agreement, Newco shall agree to acquire the entire business of Vendor through a business combination transaction at 12:00 p.m., no later than on the 30th day following the full execution of this agreement, (and subject only to any delays caused by the attorneys for HiEnergy) or such other date, time and place as the parties shall agree to in writing (the "Closing Date"). Funds raised through a private placement offering conducted by Newco shall be placed into escrow with a


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HiEnergy Microdevices, Inc.
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mutually  acceptable  escrow  agent  pursuant  to  a  mutually acceptable escrow agreement within 20 days after the acceptance of this binding memorandum of agreement. Newco shall issue common stock to the private placement investors and funds shall be released from escrow only upon consummation of the business combination between Newco and Vendor.

     2. The closing of the Agreement shall be contingent on Newco complying with the following conditions (the "Closing Conditions"):

          (a) the sum of USD $1,000,000 shall be raised through a private placement offering by Newco and held in escrow within 20 days from the execution of this Letter of Intent and shall be paid to Newco subject to the consummation of the business combination between Newco and Vendor pursuant to the Agreement;

          (b) the sum of USD $50,000, which shall be paid to the Vendor at the time of execution of this letter and which shall be a non-refundable deposit retained by Vendor in the event the Closing Date does not occur; and

          (c) a certificate for common shares in Newco, in the name of the Vendor or such name as the Vendor shall direct in writing, representing 73.5% of the issued and outstanding capital of Newco as of the Closing Date.

Vendor shall be entitled to reasonably object to the particular Newco purchased for the purpose of performance under this agreement, provided such objection shall be made no later than ten days after the name and corporate information is provided to Vendor.

For certainty of control, as of the Closing Date, the last member of the Board of Directors of Newco will appoint persons designated by Vendor to the Board, and offer his or her resignation. Vendor shall be in complete control of Newco, including the officers and Board of Directors, on the Closing Date.

Further, it is agreed by the parties that at no time subsequent to the Closing Date shall the Vendor have less than a majority of the issued and outstanding capital of the Purchaser unless agreed to in writing by the Vendor.

From the proceeds of the $1,000,000 tendered on the Closing Date, the $50,000 down payment shall be returned to Mr. Rheal Cote, and if, for any reason, there is no Closing, the $50,000 shall not be returned, and shall be considered an investment of $50,000 based upon a total capitalization of $3,000,000 of Vendor. It is further agreed that such investment qualifies as a transaction exempt from applicable federal and state securities registration laws because Mr. Cote represents to the Vendor that he is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act of 1933, and that no regulatory applications for approval thereof shall be required to be submitted by the Vendor.


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HiEnergy Microdevices, Inc.
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     3.     The  Vendor  and  Newco  shall  each  make  such representations and warranties in the Agreement as are reasonable and customary for agreements in which substantially all of the assets of one entity are acquired in exchange for a significant amount of the equity of the acquiring entity. Included in such representations and warranties shall be representations concerning title to the Assets and the stock of Newco to be issued; compliance by Vendor and Newco with all statutes, by-laws, regulations, orders, covenants, or restrictions of all federal, state, or local authorities applicable to the business; and possession of the legal authority to consummate the transactions. As a part of the due diligence to be conducted by each party in advance of the Closing Date, each party hereby agrees to give to the other, the other's counsel, the other's auditors and other representatives, full access during normal business hours to all locations where business is conducted or the Assets are located and to all relevant books and records. In addition, Vendor and Newco agree to promptly advise the other in writing of any material change in the condition, financial or otherwise, of its assets, its liabilities, or the Purchaser or Vendor. The due diligence conducted by either side may result in enhancements to the representations and warranties typically associated with a transaction of this type.

     4. The Agreement shall contain standard pre-closing covenants, including the following mutual covenants that, during the period after the execution of the Agreement and up to and including the Closing Date (the "Interim Period"), neither party shall:

     - sell or agree to sell or otherwise dispose of any of its assets, save and except for those assets as may be disposed of by the Vendor in the normal course of its management and operation of the business during the Interim Period;

     - acquire or agree to acquire additional assets, except those incidental assets as may be required in connection with it's ongoing management of the business during the Interim Period; and

     - indemnify the other for any reasonable claims made by customers of the business for deficiencies in finished goods supplied to them, provided that such indemnity shall only extend to such claims which are actually made by such customers.

     5. The Agreement shall contain the following covenants of the Vendor wherein the Vendor shall covenant that, on the Closing Date, it shall:

     - deliver to Newco all necessary deeds, conveyances, bills of sale and other documents necessary or reasonably required to transfer effectively to Newco all of the Vendor's right, title and interest in the Assets;

     - deliver possession of the Assets to Newco free and clear of any encumbrances;

     - deliver all original books, records, documents, files and other data, however recorded, relating to the assets; and


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HiEnergy Microdevices, Inc.
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     -    furnish  Newco  with a certificate confirming that, to the best of the
          Vendor's knowledge and belief, the representations and warranties of the Vendor contained in the Agreement are true as of the Closing Date and that the Vendor has complied with its covenants contained in the Agreement.

     6. The Agreement shall contain the following covenants of Newco, wherein Newco shall covenant that, on the Closing Date, it shall:

     - deliver to the Vendor the stock certificate representing the interest in Newco to be acquired by the Vendor;

     - have $1,000,000 in private placement funds held in escrow to be released to Newco on the Closing Date;

     -    have  a  positive  net  worth;

     - have no liabilities, contingent or otherwise, other than those set forth on the financial statements of Newco provided previously to Vendor;

     - be in compliance with all reporting obligations applicable to it including the Registrant Requirements;

     - execute all documents delivered pursuant to the Agreement which require execution by Newco; and

     - furnish the Vendor with a certificate confirming that, to the best of Newco's knowledge and belief, the representations and warranties contained in the Agreement are true as of the Closing Date and that Newco has complied with the covenants contained in the Agreement.

     7. The representations, warranties, covenants and agreements contained in the Agreement, and in any schedule thereto and in any documents to be executed and delivered in connection with the completion of the transaction shall survive closing and shall continue in full force and effect indefinitely.

     8. The parties hereto agree to finalize, execute and deliver the final Agreement to conform with this agreement, within twenty (20) days of the execution of this letter of intent or such other later date or time as may be required by the Vendor, and the parties shall agree in writing.

     9. The Vendor hereby agrees that as of the date of acceptance of this letter and until February 28, 2002, the Vendor will not solicit, consider or accept any other offers to purchase any or all of the Assets or stock of the vendor.


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HiEnergy Microdevices, Inc.
Page 5 of 5


This agreement may be signed in counterparts, and facsimile signatures may be used as originals. Modifications to this agreement shall be signed by the parties to be charged.

If the foregoing is in accordance with your understanding, please execute the attached copy of this letter and return it to the undersigned at your earliest convenience.

Very  truly  yours,


/s/  Rheal Cote
------------------------------------
Rheal Cote
Iindividually and on behalf of Newco



The above mentioned terms are hereby accepted and agreed to as the date first written above.

HiEnergy Microdevices, Inc.



Per:  /s/  Keith Cowan
    --------------------------------
    Keith Cowan
    President & CEO


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